EXHIBIT 10.5(h)

[FORM OF RESTRICTED STOCK GRANT NOTICE]

Note:	There is some variation from time to time in the forms used for grant notices. This exhibit reflects the substance of the notices used, without providing or describing immaterial variations. Logos, trademarks, and service marks are omitted from this exhibit.

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NOTICE OF GRANT

Management Restricted Stock

[Name of recipient]

Congratulations! You have been granted shares of Restricted Stock (RS) of First Horizon National Corporation as follows:

DATE OF GRANT	—
GOVERNING COMPANY PLAN	—
TOTAL NUMBER OF RS SHARES GRANTED	—
VESTING DATE OF FIRST 50% OF SHARES	—	[third anniversary of grant date]
VESTING DATE OF SECOND 50% OF SHARES	—	[fourth anniversary of grant date]

Your RS award recognizes your leadership and performance within the organization. This RS award is granted under the Governing Company Plan specified above, and is governed by the terms and conditions of such Plan and by policies and practices of the Compensation Committee (that administers the Plan) that are in effect from time to time during the vesting period. This RS award is subject to possible forfeiture in accordance with the Plan and Committee policies and practices. Among other things, forfeiture generally will occur unless you remain continuously employed by FHNC or one of its subsidiaries through the close of business on the applicable vesting date. RS shares are non-transferable. Your RS shares generally will be held by FHNC until vesting; any stock certificates you receive prior to vesting will bear transfer restriction legends. You may vote your RS shares prior to vesting. You may be paid dividends declared upon your RS shares during the vesting period; however, FHNC may choose to withhold them (with or without interest) at any time. You will be required to reimburse to FHNC in full all RS dividends paid to you during the vesting period if your related RS shares are forfeited. RS dividends paid to you prior to vesting generally are taxable compensation, subject to tax withholding rules. Vesting is a taxable event for you; your withholding and other taxes will depend upon FHNC's stock value on the vesting date. You are not permitted to make any election in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in your gross income for federal income tax purposes the value of the RS shares this year; if you make such an election, it will result in the forfeiture of your RS shares. Important information concerning the Plan and this RS award is contained in a prospectus. Copies of the current prospectus (including all applicable supplements) are delivered separately, and you may request a copy of the Governing Company Plan at any time; additional copies are available to you upon request.

Questions about your Restricted Stock grant?
If you have questions about your RS grant or need a copy of the Governing Company Plan or related prospectus, contact your Employee Services Relationship Manager. For all your personal stock incentive information, visit the My Stock Options website in the Managing Your Money section of FirstNet.